Exhibit 99.1

News Release

Torchmark Corporation    •    3700 S. Stonebridge Drive    •    McKinney, Texas 75070

TORCHMARK AND TORCHMARK CAPITAL TRUST III

ANNOUNCE REDEMPTION OF 7.100% TRUST ORIGINATED

PREFERRED SECURITIES®

McKinney, Texas, September 24, 2012–Torchmark Corporation (NYSE: TMK) and its Delaware statutory trust, Torchmark Capital Trust III (NYSE: TMKPRA), announced today that Torchmark Capital Trust III will redeem all of its outstanding 7.100% Trust Originated Preferred Securities® on October 24, 2012. Torchmark Capital Trust III currently has 4,800,000 preferred securities outstanding. The redemption price will be the liquidation amount of $25.00 per security, plus an accrued but unpaid dividend payment to the redemption date of $0.2613 per security, for a total payment of $25.2613 per security. Because all the Trust Originated Preferred Securities® are held through the Book-Entry Only Issuance System at The Depository Trust Company (DTC), DTC will notify holders.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to working families. Liberty National Life is one of the oldest traditional life insurers in the Southeast. United American is a consumer-oriented provider of supplemental life and health insurance.

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 S. Stonebridge Drive
McKinney, Texas 75070
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com